Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Solid Biosciences Inc. for the registration of 11,992,548 shares of its common stock. and to the incorporation by reference therein of our report dated August 4, 2022 (except for Notes 3, 12 and 14, as to which the date is October 28, 2022), with respect to the financial statements of AavantiBio, Inc. included in Solid Biosciences, Inc.’s Current Report on Form 8-K dated December 5, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 26, 2023